Exhibit 4.33

ADDITIONAL CLAUSES

to the Barecon 2001 Bareboat Charter dated 03 November 2020, between

MIF II no. 7 K/S as owners and

South California Inc. as bareboat charterers

in respect of

M.T. “Eco Bel Air”

32.	DEFINITIONS

32.1	In this Charter, unless the context otherwise requires, the following expressions shall have the following meanings:

32.1.1

“Approved Valuers” means Maersk Broker K.S., Arrow Sale & Purchase (UK) Limited, Clarksons Platou, Braemar ACM Shipbroking, Howe Robinson Partners, Fearnleys or any other reputable valuers agreed by the Owners and Charterers in writing from time to time;

32.1.2

“Assignment” means a general assignment of charter, charter hire, requisition compensation and insurances between (i) the Charterers as assignor and (ii) the Owners as assignee, by which any and all right, title, interest, and benefit of the Owners under this Charter, insurances etc. shall be assigned to the Owners upon the terms and conditions satisfactory to the Owners;

32.1.3

“Banking Day” means days on which banks are open for transaction of business of the nature required by this Charter in the currency stipulated for the Hire in Clause 38 (Charter Hire), in New York, London, Copenhagen, Hong Kong, Shanghai, Hamburg and Athens;

32.1.4	“Buyers” means MIF II no. 7 K/S, entering into the MOA (hereinafter defined) of even date herewith with the Seller (hereinafter defined);

32.1.5	“Change of Control” means the occurrence of any of the following:

(i)	The Guarantor ceases to own, directly or indirectly, one hundred per cent. (100%) of the issued share capital and voting rights of the Charterers; or

(ii)	Evangelos Pistiolis ceases to control more than fifty point one per cent. (50.1%) of the voting rights of the Guarantor.

32.1.6	“Charterers” means the bareboat charterers described in Box 4 of this Charter;

32.1.7	“Charter Hire” has the meaning given to it in Clause 38 of this Charter;

32.1.8	“Charter Period” has the meaning given to it in Clause 37 of this Charter;

32.1.9	“Delivery Date” has the meaning given to it in Clause 33.3;

32.1.10	“Event of Default” has the meaning given to it in Clause 46.1 of this Charter;

32.1.11	“FATCA” means;-

(i)  sections 1471 to 1474 of the USA Internal Revenue Code of 1986 as amended (if any) and any rules and regulations in respect thereof;

(ii) any treaty, law or regulation of any country or between/among countries, or an intergovernmental agreement between the USA and any other country, both of which shall be in respect of implementation of any law or regulation referred to in (i) above or this (ii).

32.1.12	“FATCA Deduction” means a deduction or withholding from a payment under this Charter required by FATCA;

32.1.13	“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;

32.1.14	“Guarantor” means Top Ships Inc.

32.1.15	“Lenders” means any lender or lenders as may be nominated by the Owners;

32.1.16	“Managers” means a third party commercial and/or technical management provider, appointed by the Charterers and acceptable to the Owners and/or the Lender;

32.1.17	“Managers’ Undertakings” means the written undertakings of the Managers whereby, throughout the Charter Period unless otherwise agreed by the Owners, providing inter alia that:

(a)	they will remain the commercial or technical managers of the Vessel (as the case may be);

(b)

they will not, without the prior written consent of the Owners, subcontract or delegate the commercial or technical management of the Vessel (as the case may be) to any unaffiliated with the Manager third party;

(c)	the interests of the Managers in the Insurances will be assigned to the Owners with first priority; and

(d)	(following the occurrence of an Event of Default) all claims of the Managers against the Charterers shall be subordinated to the claims of the Owners under this Charter.

32.1.18

“Market Value” means, in respect of the Vessel, at a relevant date, the arithmetic mean of two (2) valuations addressed to the Owners prepared by one (1) Approved Valuer selected by the Owners and one (1) Approved Valuer selected by the Charterers and at the cost and expense of the Charterers:

(i)	on a date no earlier than thirty (30) days previously;

(ii)	on an “as is where is” basis without physical inspection of that Vessel; and

(iii)

on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment.

32.1.19	“MOA” means the memorandum of agreement in respect of the Vessel of even date herewith entered into between the Sellers as sellers and the Buyers as buyers (as may be amended from time to time);

32.1.20

“Mortgagee” means the Lender or any such other mortgagee under any Financial Instrument as set out in accordance with Clause 12(b) or any future mortgagee chosen at the discretion of the Owners from time to time, in accordance with Clause 48.2;

32.1.21	“Owners” means the owners described in Box 3;

32.1.22	“Party” or “Parties” means each of the parties to this Charter or all of them;

32.1.23

“Quiet Enjoyment Agreement” means the quiet enjoyment agreement between (i) the Owners, (ii) the Charterers and (iii) BP Shipping Ltd or any additional agreement to be entered into between the Owners, the Charterers, the new sub-charterers, and the Owners financiers as a result of the Owners’ financing arrangements, cf. Clauses 12 and 48;

32.1.24	“Sellers” means South California Inc., as sellers under the MOA;

32.1.25	“Sellers’ Credit” means the sellers’ credit entered into between the Owners and the Charterer on the date of this Charter and as further described in the Sellers’ Credit Agreement;

32.1.26	“Sellers’ Credit Agreement” means the Sellers’ Credit Agreement attached hereto as an appendix;

32.1.27	“Termination Date” means the date specified as the date on which the chartering of the Vessel is to terminate in a notice served by the Owners pursuant to Clause 47.1;

32.1.28	“Termination Sum” means the Owners’ losses as a result of the early termination of this Charter and which is to he calculated as being the aggregate of:

(i)

All Charter Hire due and payable but unpaid under this Charter up to and including the Termination Date together with interest (as stipulated in Clause 38.6 of this Charter) accrued thereon from the due date therefor to the date of receipt by the Owners of the Termination Sum;

(ii)

If the Termination Date falls on a Payment Date (Charter Hire), the relevant amount shown under the column headed “Agreed termination amount”, and if the Termination Date falls on any other date during the Charter Period, the amount shown under the column headed “Agreed termination amount” for the Payment Date (Charter Hire) falling immediately after such date:

Payment Date no.:	Agreed termination amount:
0	USD 9,750,000
1	USD 9,525,000
2	USD 9,300,000
3	USD 9,075,000
4	USD 8,850,000
5	USD 8,625,000
6	USD 8,400,000
7	USD 8,175,000
8	USD 7,950,000
9	USD 7,725,000
10	USD 7,500,000
11	USD 7,275,000
12	USD 7,050,000
13	USD 6,875,000
14	USD 6,700,000
15	USD 6,525,000
16	USD 6,350,000
17	USD 6,175,000
18	USD 6,000,000
19	USD 5,825,000
20	USD 5,650,000
21	USD 5,475,000
22	USD 5,300,000
23	USD 5,125,000
24	USD 4,950,000
25	USD 4,800,000
26	USD 4,650,000
27	USD 4,500,000
28	USD 4,350,000
29	USD 4,200,000
30	USD 4,050,000
31	USD 3,900,000
32	USD 3,750,000
33	USD 3,600,000

34	USD 3,450,000
35	USD 3,300,000
36	USD 3,150,000
37	USD 3,000,000
38	USD 2,850,000
39	USD 2,700,000
40	USD 2,550,000
41	USD 2,400,000
42	USD 2,250,000
43	USD 2,100,000
44	USD 1,950,000
45	USD 1,800,000
46	USD 1,650,000
47	USD 1,500,000
48	USD 1,350,000
49	USD 1,250,000
50	USD 1,150,000
51	USD 1,050,000
52	USD 950,000
53	USD 850,000
54	USD 750,000
55	USD 650,000
56	USD 550,000
57	USD 450,000
58	USD 350,000
59	USD 250,000
60	USD 150,000

(It being noted by the Parties that the Agreed termination amount is a reasonable compensation of the Owners, and that the Owners have no mitigation obligations in relation to such amount);

(iii)

any sums (other than Charter Hire) due and payable but unpaid under this Charter together with interest accrued thereon up to and including to the date of receipt by the Owners of the Termination Sum; and

(iv)

all proven costs and expenses incurred by the Owners as a consequence of an Event of Default and this Charter having terminated prior to the expiry of the agreed Charter Period (including, but not limited to, expenses incurred in recovering possession of, and in moving, laying-up, insuring and maintaining the Vessel and in carrying out any works or modifications required to cause the Vessel to conform with the provisions of this Charter).

32.1.29	“Total Loss” means a situation as defined in Clause 13(d) or a Compulso Acquisition (as defined in Clause 25(b));

32.2	The headings in this Charter are for convenience only and shall not affect the interpretation of any of the provisions herein.

33.	MOA AND TIME FOR DELIVERY

33.1	The Owners’ obligations to charter the Vessel to the Charterers hereunder are conditional upon delivery of the Vessel to the Owners by the Sellers pursuant to the MOA.

33.2

Subject to the Vessel being delivered to and taken over by the Owners pursuant to the MOA, the Charterers shall forthwith be deemed to have taken delivery of the Vessel under this Charter simultaneously with delivery by the Sellers to the Owners pursuant to the MOA.

33.3

The date of delivery for the purpose of this Charter shall be the date (the “Delivery Date”) when the Vessel is in fact delivered by the Sellers to the Owners pursuant to the MOA, whether that be before or after the scheduled date under the MOA, and the Owners shall be under no responsibility for any delay whatsoever in delivery of the Vessel to the Charterers under this Charter.

33.4

Without prejudice to the provisions of Clause 33.3 above, the Owners and the Charterers shall on the Delivery Date sign a Protocol of Delivery and Acceptance evidencing delivery of the Vessel hereunder. The condition of the Vessel at/or prior to the time of delivery hereunder, shall be as is where is.

34.	CANCELLING BY TOTAL LOSS

Should the MOA become null and void or should the Vessel become a Total Loss prior to its delivery under the MOA, this Charter shall be cancelled forthwith and be considered null and void and neither the Owners nor the Charterers shall be entitled to claim any compensation of any sort from the other party except that, in the case of this Charter becoming null and void by reason of the Total Loss of the Vessel, the Charterers shall reimburse the Owners, for actual documented disbursement up to a total maximum of USD 25,000 such as bank charges, any break cost, interest swap unwind cost, if any or interest payable by the Owners to the Lender and legal costs promptly after payment of the insurance proceeds.

35.	TERMS OF DELIVERY

35.1

The Charterers acknowledge and agree that the Owners make no representation or warranty, express or implied (and whether statutory or otherwise) as to seaworthiness, merchantability, condition, design, operation, performance, capacity or fitness for use of the Vessel or as to the eligibility of the Vessel for any particular trade or operation or any other condition, term, representation or warranty whatsoever, express or implied, with respect to the Vessel. Delivery of the Vessel to the Charterers or (as the case may be) deemed delivery of the Vessel under this Charter shall be conclusive proof that, for the purposes of the obligations and liabilities of the Owners hereunder or in connection herewith, the Vessel is at that time seaworthy, in accordance with the provisions of this Charter, in good working order and repair and without defect or inherent vice whether or not discoverable by the Charterers.

35.2

Subject to Clause 35.4 below, the Charterers hereby waive all their rights in respect of any condition, term, representation, or warranty express or implied (and whether statutory or otherwise) on the part of the Owners and all their claims against the Owners howsoever and when so ever the same may arise at any time in respect of the Vessel (except to the extent of any failure of the Owners to maintain title to the Vessel or any failure of the Owner to maintain compliant corporate status or any breach of the Owners under this Charter) or their rights therein or arising out of the operation or performance of the Vessel and the chartering thereof under this Charter (including in respect of the seaworthiness or otherwise of the Vessel), save for any failure of the Owners to maintain legal title to the Vessel or failure of the Owner to maintain compliant corporate status.

35.3

The Charterers agree that the Owners shall be under no obligation to supply any substitute vessel or any piece or part thereof during any period when the Vessel is unusable and shall not be liable to the Charterers or any other person as a result of the Vessel being unusable.

35.4

Nothing contained in this Clause shall be construed as a waiver of any rights or remedies of the Charterers at law or in equity against the Owners in respect of (a) any fraudulent or wilful misconduct of the Owners or (b) any failure on the part of the Owners to comply with any of the terms of this Charter.

36.	CONDITIONS PRECEDENT

Notwithstanding anything to the contrary in this Charter, the obligations of the Owners to charter the Vessel to the Charterers under this Charter are subject to and conditional upon the following 36.1, 36.2, 36.3, 36.4, 36.5, 36.6, 36.7, 36.8, 36.9, 36.10, 36.11, 36.12 and 36.13, whilst the obligations of the Charterers to take the Vessel on charter from the Owners under this Charter are subject to and conditional upon the following 36.1 and 36.2 being true and accurate at the Delivery Date:

36.1	No Event of Default;

36.2

each of the representations and warranties contained in Clause 43 of this Charter being true and correct in all material respects on the Delivery Date by reference to the facts and circumstances then existing;

36.3	the Owners and the Sellers having executed and delivered in agreed form the MOA;

36.4

the Owners having received the director’s certified copies of the constitutional documents of the Charterers, together with duly executed, notarized and legalized (or apostilled) original powers of attorney;

36.5

all approvals, authorisations and consents required by any government or other authority for the Parties to enter into and perform their respective obligations under this Charter or such other documents to which they are a party relating to this Charter;

36.6

the Owners having received evidence that the Vessel is insured in accordance with the provisions of this Charter and that all requirements of Clauses 13 and 45 of this Charter in respect of such insurances having been complied with, including, but not limited to, the Owners having received copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel and evidencing that the Mortgagee’s interest in the insurance policies has been noted in accordance with the form of notices provided by the Owners;

36.7	the Owners having received (i) the duly executed Assignment, (i) duly signed notices and acknowledgements/LOUs under the Assignment and (iii) the signed Quiet Enjoyment Agreement;

36.8	the Charterers to provide a Manager’s Undertaking;

36.9	the Charterers having provided evidence of the Market Value of the Vessel, cf. Clause 44.16;

36.10

the Charterers having provided evidence that the cash balance of the operating account of the Vessel no less than USD 500,000 and the Owners having received evidence of the operating account being pledged to the Owners or the Owners assignees, cf. Clause 44.17;

36.11	the Charterers having provided evidence that the Guarantor and its subsidiaries have Free Liquid Assets at a level of at least USD 4,000,000, cf. Clause 44.19,

36.12

the Charterers having received the director’s certified copies of the constitutional documents of the Owners, together with duly executed, notarized and legalized (or apostilled) original powers of attorney; and

36.13

the Charterers having provided a notarised and legalised irrevocable power of attorney, unlimited in time, to the Owners, authorising the Owners, without the need to seek the Charterers’ prior consent, to delete the Vessel from the Marshall Islands Ship Registry upon termination of the Charter (draft of such power of attorney to be e-mailed to the Owners for pre-approval no later than four (4) Banking Days after the date of this Charter).

36.14

If the conditions precedent set out in this Clause 36 have not been satisfied to the satisfaction of the Parties by 15 December 2020, this Charter and all other transaction documents shall, unless otherwise agreed between the Parties, be null and void and of no further effect and without any liability on either Party.

37.	CHARTER PERIOD

Subject to the terms of this Charter, the period of chartering of the Vessel hereunder (the “Charter Period”) is sixty (60) months.

38.	CHARTER HIRE

38.1	The Charterers shall throughout the Charter Period pay charter hire (“Charter Hire”) to the Owners, calculated at the daily rate of:

(i)	USD 16,750 per day pro rata for the first 24 months of the Charter Period;

(ii)	USD 14,000 per day pro rata for months 25 — 48 of the Charter Period; and

(iii)	USD 10,000 per day pro rata for months 49 — 60 of the Charter Period.

38.2

Charter Hire shall be paid continuously throughout the Charter Period from (and including) the first day of the Charter Period through (and including) the last day of the Charter Period. The Charterers shall pay hire due to the Owners in accordance with the terms of this Charter. The Charter Hire shall be payable monthly in advance, on each of the below described payment dates.

38.2.1

The first Payment Date shall be the Delivery Date covering on a pro rata basis the remaining number of days in that month, and the second and subsequent Payment Dates shall be on 5th in every calendar month thereafter (each such date being hereinafter called each the “Payment Date” and collectively the “Payment Dates”).

38.2.2

The amount of Charter Hire due on each of the Payment Dates shall be the amount calculated by multiplying the daily rate by the number of days from and including the relevant Payment Date through and including the day immediately preceding the next following Payment Date or, in the case at the last Payment Date, through and including the last day of the Charter Period.

38.3	Notwithstanding anything to the contrary contained in this Charter, all payments due by the Charterers hereunder (whether by way of hire or otherwise) shall be made as follows:-

38.3.1	(in the case of Charter Hire) on the relevant Payment Date or (in the case of other sums) on their respective due dates or within 3 Banking Days of demand (as the case may be);

38.3.2

in United States Dollars in funds with the same day value and free and clear of any bank charges to the account of the Owners, BIC/SWIFT: DABADKKK, IBAN: DK75  3000 3238 0053 02. For the avoidance of doubt, the fund must be arrived and credited to the bank account specified above by 15:00 CET of the relevant Payment Day or to such other bank as may from time to time be notified by the Owners to the Charterers by not less than three (3) Banking Days’ prior written notice; and

38.3.3

if any day for the making of any payment hereunder shall not be a Banking Day, the due date for payment of the same shall be the next following Banking Day; provided that if such Banking Day falls within the next calendar month, in which event the immediately preceding Banking Day shall be such payment date.

38.4

All payments under this Charter shall be made without any set-off or counterclaim whatsoever and free and clear of and without withholding or deduction for, or on account of, any present or future income, bank charges (save for ones imposed by any receiving bank of the Owners or its assignee), freight, stamp and other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature imposed on such payments as a result of Charterers operation including any Permanent Establishment Tax directly attributable to Charterers operation of the Vessel (e.g. storage etc.), but excluding for the avoidance of doubt income tax or other taxes on the income or gains of the Owners. If the Charterers are so required to make any withholding or deduction from any payment due to Owners, the sum due from the Charterers in respect of such payment will be increased to the extent necessary to ensure that, after making such withholding or deduction, the Owners receive a net sum equal to the amount which they would have received had no such withholding or deduction been required to be made. The Charterers shall not be liable to the Owners for any taxes, including tonnage taxes that are directly attributable to the DIS jurisdiction chosen by the Owners.

38.5

This Charter is construed to be on “hell and high water” terms. The Charterers’ obligation to pay hire in accordance with the requirements of this Clause 38 shall be absolute, irrespective of any contingency or circumstance whatsoever, including without limitation:

38.5.1	any set-off, counterclaim, recoupment, defence or other right which the Charterers may have against the Owners or any other person for any reason whatsoever;

38.5.2

any unavailability of the Vessel for any reason (other than defects in the Owners’ title not caused by breach of the Charterers’ obligations or as result of a default set out in Clause 28(b)), including (but not limited to) any other defect in the condition, design, operation or fitness for use of the Vessel or the ineligibility of the Vessel for any particular trade or for documentation under the laws of any country or any damage to the Vessel;

38.5.3

any damage to or loss to the Vessel (including a Total Loss, subject to the terms of this Charter). However, for the avoidance of doubt, should the Vessel be Total Loss, Charter Hire shall continuously be payable unless and until the insurance proceeds for a Total Loss in the amount required under this Charter shall have been paid to the Owners (or their assignees) in full;

a Compulsory Acquisition (as defined in Clause 25), destruction, capture, seizure, judicial attachment or arrest, forfeiture or marshal’s or other sale of the Vessel;

38.5.4

save for in relation to this Charter, any change, extension, indulgence or other act or omission in respect of any indebtedness or obligation of the Charterers, or any sale, exchange, release, or surrender of, or other dealing in, any security for any such indebtedness or obligation;

38.5.5

any libel, attachment, arrest, levy, detention, sequestration or taking into custody of the Vessel or any restriction or prevention of or interference with or interruption or cessation in the use or possession thereof by the Charterers for any reason whatsoever (other than arrest or detention by the Mortgagee or other creditors of the Owners, and/or any other aforementioned situations which are caused by or resulted from or as a consequence of a breach of any provision of this Charter by the Owners including but not limited to Clause 28(b));

38.5.6	any insolvency, bankruptcy, court reorganisation, court arrangement of debt, dissolution, liquidation or similar court proceedings by or against the Charterers; or

38.5.7

any circumstance which, but for this provision, might operate to exonerate the Charterers from liability, whether in whole or in part, under this Charter, unless due to the Owners’ breach, whether or not the Charterers shall have notice or knowledge of any of the foregoing, and the Charterers hereby waive any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate or cancel this Charter except in accordance with the express terms hereof, the terms of this Charter prevailing over any relevant statute or law, to the extent permitted by such statute or law. The Charterers shall not seek to recover all or any part of the Charter Hire or other payment made by the Charterers hereunder from the Owners for any reason whatsoever, except in the case otherwise expressly prescribed in this Charter.

38.6

In the event of failure by the Charterers to pay on the Payment Date (pursuant to Clause 38.2.1 here above), or in the case of a sum payable on demand, within three Banking Days of receipt of the demand thereof, any hire or other amount payable by them under this Charter, the Charterers shall pay to the Owners, on demand, overdue interest on such hire outstanding or such other amount due, from (and including) the fourth (4th) day from the date of such failure to the date of actual payment (both before and after any relevant judgment or winding up of the Charterers), at the rate of 3-months Libor + 7 pct. per annum as per box 24; provided that (i) this Sub-clause 38.6 shall not give indulgence generally to the Charterers’ obligations to make payments punctually on the respective due dates and (ii) such overdue interest shall accrue any sum from the day next following the day on which such sum becomes due if and after any Event of Default occurs. Overdue interest payable by the Charterers as aforesaid shall be compounded quarterly and be payable on demand.

38.7	Any interest payable under this Charter shall accrue from day to day and shall be calculated on the actual number of days elapsed and a three hundred and sixty five (365) day year.

39.	INDEMNITY

39.1	Subject to the terms of this Charter, the Charterers agree at all times to indemnify the Owners and hold them harmless and keep the Owners indemnified and held harmless against:

39.1.1	Any costs, charges, or expenses which the Charterers have agreed to pay under this Charter and which shall be claimed or assessed against or paid by the Owners;

39.1.2

any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period;

39.1.3

All losses, costs, charges, expenses, fees, payments, liabilities, penalties, fines, damages or other sanctions of a monetary nature (collectively the “Losses”) suffered or incurred by the Owners (save for any general corporate income tax assessed on the Owners) and arising, directly or indirectly during the tenor of this Charter or otherwise in relation to the Charter in any manner (except if caused by gross negligence or wilful misconduct of the Owners in breach of the terms hereof), out of the chartering, sub-chartering, navigation, (including crew’s conduct or omission), possession, custody, control, use, transportation, loading or discharging cargoes, operation, management, condition, maintenance, repair, replacement, refurbishment, modification, overhaul, insurance, return or storage of or loss of or damage to the Vessel, lay-up or anchoring of the Vessel or otherwise in connection with the Vessel (whether or not in the control or possession of the Charterers) including but not limited to any and all claims in tort or in contract by any sub-charterer of the Vessel from the Charterers or by the holders of any bills of lading issued by the Charterers;

39.1.4

All Losses suffered or incurred by the Owners during the tenure of this Charter or otherwise in relation to the Charter in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Vessel, or in securing the release of the Vessel therefrom unless the same has been caused by or resulted from any gross negligence or wilful misconduct of the Owners in breach of the terms hereof;

39.1.5

All Losses suffered or incurred by the Owners, and/or its respective officers or members of the management board as a consequence of or in relation to any violation by the Charterers or any sub-charterer of (i) any term of this Charter or (ii) any laws pursuant to which the Vessel and/or her trading or operations shall be subject from time to time; provided always that the Charterers shall be entitled to take, in the name of the Owners, such reasonable action as the Charterers see fit to defend or avoid any Losses or to recover the same from any third party but subject to the Charterers first ensuring that the Owners are indemnified and secured against all Losses thereby incurred or to be incurred.

39.2	All moneys payable by the Charterers under this Clause 39 must be paid within 10 Banking Days from demand.

39.3

The Charterers shall (i) assume and bear the entire risk of oil pollution liabilities and all other claims whatsoever including, without limitation, Environmental Claims and Environmental Liabilities, in connection with the Vessel and her cargo, (ii) defend, indemnify and hold harmless the Owners, and other indemnitees from and against any claims, demands, penalties, fines, liabilities, debts, obligations, responsibilities, settlements, damages, costs (including, without limitation, legal fees and costs) or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way relating to Materials of Environmental Concern in, transported, stored or carried upon or forming a part of or discharged from the Vessel or the cargoes, or any Environmental Laws, Environmental Approvals, Environmental Claims or Environmental Liabilities related to the Vessel or her cargoes.

In this Charter,

“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

“Environmental Claim” means, with respect to any person, any notice, claim, demand or similar communication (written or oral) by any other person alleging potential liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from:

(a)          the presence, or release into the environment, of any Material of Environmental Concern at any location, whether in navigable or ground water or on or under land and whether or not owned by such person; or

(b)          circumstances forming the basis of any violation or alleged violation, of any Environmental Law or Environmental Approval.

“Environmental Laws” means any laws, regulations, conventions and agreements relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land water or subsurface strata, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements (having the force of law) relating to emissions, discharges or releases of Material of Environmental Concern, or otherwise in relation to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Environmental Liabilities” means liability for investigatory costs, clean-up costs, governmental response costs, natural resources damages, property damages, fish or marine creatures damages, marine products damages, personal injuries, death, fines, penalties, defence costs or any other claims whatsoever, monetary or non-monetary, arising out of, based on or resulting from:

(a)          the presence, or release into the environment, of any Material of Environmental Concern at any location, whether in navigable or ground water or on or under land; or

(b)          circumstances forming the basis of any violation of any Environmental Law or Environmental Approval.

“Materials of Environmental Concerns” means and includes chemicals, pollutants, contaminants, wastes, toxic substances, oil, petroleum and petroleum products and distillates and all hazardous substances.

39.4

The indemnities and assumptions of liability under this Clause shall continue in full force and effect notwithstanding the termination of the chartering of the Vessel hereunder, whether by the Owners’ exercise of its rights of termination under Clause 47, by expiration of time, by operation of law, or by the Charterers’ exercise of its rights hereunder.

40.	BWTS

40.1

The Charterers (as charterers under this Charter and as Sellers under the MOA) warrant that the Vessel is equipped with a BWTS that is and will continue to be IMO and USCG approved throughout the duration of the Charter, and that any necessary upgrades or changes to the system, to ensure that it is well functioning and IMO and USCG approved, will be performed at their time and for their account.

41.	N/A

42.	FLAG

42.1	The Vessel shall upon the Delivery Date be registered in the name of the Owners in the Danish International Register of Shipping (DIS).

42.2	Charterers may undertake their own bareboat registration of the Vessel in the Marshall Islands International Registries (IRI).

42.3 A

ll costs and expenses arising in connection with the registration of the Vessel in the name of the Owners in the Danish International Register of Shipping (DIS), and all costs and expenses for the registration of the mortgage(s) against the Vessel (set out in box 28) shall be borne by the Owners. All costs and expenses arising in connection with the bareboat registration of the Vessel with the Marshall Islands International Registries (IRI) shall be borne by the Charterers.

42.1

Annual tonnage tax of the Vessel arising from the Charterers’ operation of the Vessel shall be borne by the Charterers and, if and to the extent from time to time paid by the Owners, shall be reimbursed by the Charterers to the Owners upon demand always provided such tax is not related to the DIS jurisdiction chosen by the Owners.

43.	REPRESENTATIONS AND WARRANTIES

43.1	The Charterers and the Guarantor acknowledge that the Owners have entered into this Charter in full reliance on the following representations and warranties are true and accurate;

43.1.1	The Charterers and the Guarantor represent and warrant that at the date of this Charter:

43.1.2	The Charterers are duly incorporated and validly existing under the laws of Marshall Islands as a limited liability company;

43.1.3	This Charter constitutes the legal, valid and binding obligations of the Charterers and the Guarantor, and is fully enforceable in accordance with its terms;

43.1.4	The Charterers and the Guarantor have the power to enter into and perform their obligations under this Charter and the related contracts;

43.1.5

The entry into and performance by the Charterers and the Guarantor of this Charter does not violate in any material respect (i) any existing law or regulation of any governmental or official authority or body, or (ii) the constitutional documents of the Charterers or the Guarantor, or (iii) any material agreement, contract or other undertaking to which the Charterers or the Guarantor are a party or which is binding on the Charterers or the Guarantor or any of their assets;

43.1.6

All consents, licences, approvals and authorisations required by the Charterers and the Guarantor in connection with the entry into, performance, validity and enforceability of this Charter have been obtained and are, or will prior to the Delivery Date be, in full force and effect;

43.1.7	No Event of Default (as defined in Clause 46 hereof) has occurred and is continuing.

44.	UNDERTAKINGS

44.1	The Charterers and the Guarantor undertake and agree that throughout the Charter Period they will provide to the Owners the following;

44.1.1

(i) the annual financial statements of the Charterer and the Guarantor (including profit and loss statement, balance sheet and in the case of the Guarantor accompanying notes to the financial statements), (ii) the audited consolidated annual financial statements of the Guarantor as soon as practicable and in no event later than 120 days after the end of their financial year prepared in accordance with generally accepted accounting principles in the United States, commencing with financial year ending on 31 December 2020; and (iii) the semi-annual financial statements reviewed by auditors (in case of the Guarantor) of the Charterers and the Guarantor, within 90 days of each period as well as management accounts for the same period within 60 days;

44.1.2	information as to business affairs and financial condition as the Owners reasonably consider necessary;

44.1.3	copies of all class records, class certificates and survey reports relative to the Vessel upon the Owners’ request.

44.2

At all times ensure compliance with all laws, codes and regulations, decrees, rulings, applicable to the Vessel and her operation and management including but not limited to rules relating to international sanctions, and further including but not limited to international conventions such as the International Convention for Safety of Life at Sea (SOLAS) 1974 (as adopted, amended or replaced from time to time), the STCW 95, the ISM Code and the ISPS Code, and procure and ensure such compliance by any sub-charterers or company performing ship management services in respect of the Vessel on behalf of the Charterers;

44.3	At all times, in respect of the Vessel, make such voyage declarations as may be required in accordance with all applicable insurance conditions especially in order to maintain insurance cover;

44.4

Obtain and promptly renew from time to time, and will, whenever so required, (if the Owners require so on reasonable ground) promptly furnish certified copies to the Owners of, all such authorisations, approvals, consents and licences as may be required under any applicable law or regulation to enable the Charterers to perform their obligations under this Charter or required for the validity or enforceability of this Charter, and the Charterers to comply with the terms of the same;

44.5

not sub-charter the Vessel on a bareboat basis without the prior written consent of the Owners which shall not be unreasonably withheld subject to the execution of assignment in accordance with Clause 48;

44.6	Promptly notify the Owners in writing of any Event of Default;

44.7	immediately notify the Owners of:

(i)	ally accident to the Vessel involving repairs where the costs will or is likely to exceed USD 500,000 (or the equivalent in any other currency);

(ii)	any overdue requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately;

(iii)	any exercise of arrest or lien on the Vessel or its earnings or its insurances which has not been lifted within 10 days;

(iv)	any occurrence of an event as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(v)	any claim for a material breach of the ISM Code or the ISPS Code being made against the Charterers, the Managers or otherwise in connection with the Vessel; and

(vi)	any detention of the Vessel by port state control or other public authorities.

44.7.1

immediately on becoming aware, notify the Owners in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the Safety Management Certificate of the Vessel or of its Document of Compliance or the Document of Compliance of the Managers;

44.7.2

immediately on becoming aware, notify the Owners in writing of “major non-conformity”, each as those terms are defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation;

44.7.3	pay and discharge when due (save for those that are the subject of clause 17(b)):

(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel or its earnings or its insurances;

(ii)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessel or its earnings or its insurances; and

(iii)	all other outgoings whatsoever in respect of the Vessel or its earnings or its insurances,

44.8	give not less than thirty (30) days prior notice should the Vessel operate outside of the Trading Limits in Box 20 and always subject to Owners’ prior written approval;

44.9

(i) procure that the Vessel remains subject to a safety management system in accordance with the ISM Code; (ii) procure that a valid and current Safety Management Certificate is maintained for the Vessel; (iii) if not itself, procure that the Managers maintain a valid and current Document of Compliance; and (iv) immediately on becoming aware, notify the Owners in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the Safety Management Certificate of the Vessel or of its Document of Compliance or the Document of Compliance of the Managers;

44.10

(if requested by the Owners on reasonable ground) procure that the classification society sends to the Owners, copies of all class records held by such classification society in relation to the Vessel;

44.11

not employ the Vessel nor allow its employment in the event of hostilities in any part of the world (whether war is declared or not) in any zone which is declared a war zone by any government or by the war risk insurers of the Vessel unless the Charterers have (at their own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class ship owners within the territorial waters of such country at such time;

44.12

give the Owners, at their own cost, the right to perform inspections of the Vessel at any times and to attend dry dockings provided that the Owners shall not or interfere in the day-to-day operations of the Charterers, or cause delay to the operation of the Vessel;

44.13

to keep the Vessel and to cause the same to be kept in such condition as will entitle the Vessel to the highest classification and rating for vessels of the same age and type in DNV GL or another classification society of like standing reasonably acceptable to the Owners, and annually (or so often as the Owners shall reasonably require) to furnish to the Owners a certificate or certificates (or certified Photostat copy or copies thereof) by such classification society or such other evidence as the Owners may require that such classification is properly maintained;

44.14	not to do or permit to be done any act or thing whereby any insurance or protection and indemnity cover relating to the Vessel may become void or voidable either in whole or in part;

44.15

throughout the currency of this Charter, to ensure that the Vessel has all applicable certificates pursuant to any applicable provision of any relevant country’s law or regulation. In the event the Vessel trades in the United States, this includes (but is not limited to) certificates issued pursuant to:

-	Section 1016 (a) of the U.S. Oil Pollution Act 1990;

-	Section 108 (a) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended;

-	Part 138 of U.S. Coast Guard Regulations 33 CFR; and

-	Section 311(p) of the US Federal Water Pollution Control Act, as amended (Title 33 US Code, Section 1321(p));

44.16	ensure that the Market Value of the Vessel will be tested at the following instances:

(i)	every 12 months, the first being on the date of this Charter; and

(ii)	upon the occurrence of an Event of Default which is continuing, at any time at the request of the Owners,

and in each case above the Charterers shall bear the fees and expenses of the Approved Valuers or reimburse the same to the Owners (as the case may be);

44.17

ensure that the cash balance of the operating account of the Vessel, which account is to be pledged to the Owners or the Owners assignees, is never less than USD 500,000 and evidence thereof must be submitted to the Owners at least every six months and otherwise upon the Owners’ request;

44.18	ensure that, upon the occurrence of an Event of Default which is continuing, the Charterers do not make or pay any dividend or other distribution (in cash or in kind) in respect of its share capital;

44.19

The Guarantor undertakes and agrees that throughout the Charter Period it will maintain its and its subsidiaries Free Liquid Assets at a level of at least USD 4,000,000, with compliance with such requirement to be tested by reference to the most recent annual or half-yearly financial statements which are delivered pursuant to Clause 44.1.1. Simultaneously with the provision of such financial statements, the Guarantor will deliver a compliance certificate to the Owners setting out computations as to their compliance with this Clause 44.19. Each such compliance certificate shall be signed by the Head of Treasury, CFO or CEO of the Guarantor. For the purpose of this clause, “Free Liquid Assets” means, at any time, any unrestricted Cash and Cash Equivalent of the Guarantor which is not subject to any security interest adjusted to include any Cash held under any minimum liquidity requirements and debt service accounts.

44.20	Notwithstanding anything whether printed or typed herein to the contrary:

44.20.1

the Owners shall not be required to establish or maintain financial security or responsibility in respect of oil or other pollution damage to enable the Vessel lawfully to enter, remain in or leave any port, place, territorial or contiguous waters of any country, state or territory in performance of this Charter;

44.20.2

the Charterers shall indemnify the Owners and hold them harmless in respect of any loss, damage, liability or expense (including but not limited to the costs of any delay incurred by the Vessel as a result of any failure by the Charterers promptly to give alternative voyage orders) whatsoever and howsoever arising which the Owners may sustain by reason of any requirement to establish or maintain financial security or responsibility in order to enter, remain in or leave any port, place or waters; and

44.20.3

the Owners shall not be liable for any loss, damage, liability or expense whatsoever and howsoever arising which the Charterers and/or the holders of any bill of lading issued pursuant to this Charter may sustain by reason of any requirement to establish or maintain financial security or responsibility in order to enter, remain in or leave any port, place or waters.

44.21	FATCA

44.21.1

The Charterers hereby undertake and shall ensure that neither the Charterers shall become a foreign financial institution as defined in section 1471(d)(4) of the USA Internal Revenue Code of 1986 as amended (if any).

44.21.2

The Charterers shall, upon the request of the Owners and following such request within 20 Banking Days from the date of this Charter, confirm to the Owners whether the Charterers are FATCA Exempt Party or not and supply to the Owners such forms, documentation and other information relating to its status under FATCA as the Owners reasonably request for the purposes of the compliance with FATCA and/or any other law, regulation, or exchange of information regime.

44.21.3

If the Charterers confirm to the Owners pursuant the above Paragraph that it is or was a FATCA Exempt Party but it will cease or has ceased to be a FATCA Exempt Party, the Charterers shall notify the Owners promptly of the same.

45.	INSURANCES, TOTAL LOSS

45.1	The Charterers undertake to the Owners that throughout the Charter Period:

45.1.1	All insurances to be effected by the Charterers pursuant to this Charter shall be effected and maintained by the Charterers;

(i)	in the joint names of the Owners and the Charterers as named co-assured, or otherwise as the Owners and the Charterers may agree;

(ii)

in an amount of hull and machinery, marine and war risks cover of no less than 120% of the Market Value of the Vessel as determined in accordance with Clause 44.16 (or such other amount as may be agreed from time to time between the Charterers and the Owners) with first class insurers (as minimum “A” rated (S&P));

(iii)

the Charterers shall enter and at all times maintain the entry of the Vessel in a first class reputable P&I club (being a member of IG) for full coverage against all protection and indemnity risks, in accordance with the rules of such association or clubs, (including freight, demurrage and defence) and pollution liability risk for protection and indemnity risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry with a member club of the International Group of Protection and Indemnity Clubs and in the international marine insurance market and for an amount of not less than $1,000,000,000; and

(iv)

the Charterers shall obtain, or cause to be obtained, all policies and entries made in compliance with the provisions of this Clause from reputable brokers, underwriters, insurance companies or protection and Indemnity clubs, associations and managers, as the case may be.

45.1.2

all such insurances shall be renewed by the Charterers before the relevant policies or contracts expire and the brokers and/or the insurers shall promptly confirm in writing to the Owners as and when each such renewal is effected and, in the event of any renewal not being effected by the Charterers as aforesaid, shall notify the Owners forthwith;

45.1.3	the Charterers shall pay punctually all premiums, calls, contributions or other sums payable in respect of all such insurances;

45.1.4	the Charterers shall arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association;

45.1.5	the Charterers shall procure that the policies and/or entries in respect of the insurances against marine and war risks are, in each case, endorsed with the interest of the Owners;

45.1.6	any claim under the Vessels’ insurances for Total Loss or major casualty (in excess of USD 1 million) shall only be settled, compromised or abandoned with prior approval of the Owners; and

45.1.7	the Charterers shall procure that proforma copies of all insurance policies and certificates of entry are furnished to the Owners.

45.2

For the purposes of this Clause, the term “Total Loss” shall include actual or constructive or compromised or agreed or arranged total loss of the Vessel including any such total loss as may arise during a requisition for hire (unless the Vessel is released and returned to the possession of the Owners or the Charterer within (a) one hundred and eighty (180) days after any hijacking or theft and (b) Ninety (90) days after the capture or seizure, arrest, detention, condemnation, confiscation or forfeiture in question).

Notwithstanding anything to the contrary contained in this Charter, the Vessel shall be kept insured throughout the Charter Period in respect of hull and machinery, P & I and War Risk. Each of the total insured value (except for P & I) shall be valued policy at least equal at all times to the “Minimum Insured Value”, being the amounts of no less than 120% of the Market Value of the Vessel as determined in accordance with Clause 44.16 (or such other amount as may be agreed from time to time between the Charterers and the Owners) with first class insurers (as minimum “A” rated (S&P)).

If the Vessel shall become a Total Loss or be subject to Compulsory Acquisition, payment of Charter Hire and all other sums payable under the Charter shall continue to be made by the Charterers until the Owners receive the full Minimum Insured Value, and the Charterers shall:

(i) on the earlier of (a) the date of receipt of the insurance proceeds, and (b) 120 days from the occurrence of the Total Loss (the “Date of Loss”) pay to the Owners (i) the Minimum Insured Value, and (ii) hire, and any other amounts, which have fallen due for payment under this Charter and have not been paid together with interest thereon as set out in Clause 45.2 .

(ii) For the purpose of ascertaining the Date of Loss:

(A) an actual total loss of the Vessel shall be deemed to have occurred at noon (London time) on the actual date the Vessel was lost but in the event of the date of the loss being unknown the actual total loss shall be deemed to have occurred at noon (London time) on the date on which it is acknowledged by the insurers to have occurred;

(B) a constructive, compromised, agreed, or arranged total loss of the Vessel shall be deemed to have occurred at noon (London time) on the date that notice claiming such a total loss of the Vessel is given to the insurers, or, if the insurers do not admit such a claim, at the date and time at which a total loss is subsequently admitted by the insurers or adjudged by a competent court of law or arbitration tribunal to have occurred. Either the Owners or, with the prior written consent of the Owners (such consent not to be unreasonably withheld), the Charterers shall be entitled to give notice claiming a constructive total loss but prior to the giving of such notice there shall be consultation between the Charterers and the Owners and the party proposing to give such notice shall be supplied with all such information as such party may request; and

(C) Compulsory Acquisition shall be deemed to have occurred at the time of occurrence of the relevant circumstances described in Clause 25(b) hereof.

All moneys payable under the insurance effected by the Charterers pursuant to Clauses 13 and 45, or other compensation, in respect of a Total Loss or pursuant to Compulsory Acquisition of the Vessel shall be received in full by the Owners (or the Mortgagees as assignees thereof) and applied (together with any additional cash deposits held by the Owners pursuant to Clause 44.17(ii) by the Owners (or, as the case may be, the Mortgagees):

FIRSTLY, in payment of all of the Owners’ costs incidental to the collection thereof,

SECONDLY, in or towards payment to the Owners (to the extent that the Owners have not already received the same in full) of a sum equal to the aggregate of the Relevant Minimum Insured Value, and THIRDLY, in payment of any surplus to the Charterers by way of compensation for early termination.

For the purposes of this Sub-clause, the expression “Relevant Minimum Insured Value” shall mean the applicable Minimum Insured Value less 85% of any hire that was paid after the date the Vessel has become a Total Loss.

It being noted for the avoidance of doubt that provided Owners have been satisfied by payment of “FIRSTLY” and “SECONDLY” then the Sellers’ Credit amount shall be repaid to the Charterers.

45.2.1	The provisions of Clauses 13 and 45 shall not apply in any way to the proceeds of any additional insurance cover effected by the Owners and/or the Charterers for their own account and benefit.

45.2.2

The Charterers shall advise the Owners with whom such insurances will be placed and upon what main terms they will be effected as soon as practically possible and latest two Banking Days prior to the Delivery Date if requested by the Owners in writing;

45.2.3	the Charterers shall not do any act or permit or suffer any act to be done whereby any insurance required as aforesaid shall or may be suspended, impaired or become defective;

45.2.4

without prejudice to the Charterers’ obligation to keep the Vessel in repair regardless of whether insurance proceeds shall have first been received, the Charterers shall apply all such sums receivable in respect of the insurances as are paid to the Charterers in the insurances referred to in this Clause 45 for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance moneys shall have been received.

45.3	The Charterers shall not make any material alteration to any of the insurances referred to in this Clause 45 without prior written approval by the Owners.

45.4	As security for their due and punctual performance under this Charter, the Charterers hereby:

45.4.1

assign to the Owners and/or the Mortgagee as Owners may direct (the “Insurance Assignment”) all of their rights, title and interests in and to all policies and contracts of insurance (which expression includes all entries of the Vessel in protection and indemnity or war risks associations) which are from time to time taken out or entered into by the Charterers in respect of the Vessel pursuant to this Charter and (where the context permits) all benefits thereof, including all claims of any nature and returns of premium;

45.5

The Charterers acknowledge that the Owners may assign all of their rights and benefits assigned by the Insurance Assignment to the Mortgagee as security for the due and punctual performance by the Owners of all their obligations owed to the Mortgagee under any loan agreement between the Owners and the Mortgagee.

45.6

In the case of the Total Loss of the Vessel and upon receipt by the Owners of the Total Loss insurance proceeds at least equivalent to the applicable Minimum Insured Value prescribed above, the Owners shall have option to abandon the Vessel to the insurers.

45.7

In the event of the Total Loss of the Vessel, the Charterers shall, all at the costs expenses and procurement of the Charterers take all procedures and do tasks (i) that are required by (a) the applicable law, rule, regulation of any country or jurisdiction relevant to the Total Loss and/or any consequence thereof, (b) class rules and (c) the insurers of the Vessel or any term or condition of the insurance contract in respect of the Vessel, and (ii) that are reasonably required, in term of sound maritime practice, by the Owners.

46.	EVENTS OF DEFAULT

46.1	The following event and the events referred to in Clause 28(a) shall be an “Event of Default” for the purposes of this Charter:

46.1.1

If the Charterers shall at any time fail to observe or perform any of their obligations under this Charter and the same constitutes a material breach of this Charter, and such material breach is either not remediable or is remediable but is not remedied within five (5) Banking Days in case of any payment default and ten (10) Banking Days for all other types of defaults of receipt by the Charterers of written notice from the date when such breach occurred and the Owners requesting remedial action;

46.1.2

If any representation or warranty of the Charterers in connection with this Charter or in any document or certificate furnished to the Owners in connection herewith or therewith shall prove to have been untrue, inaccurate or misleading in any material respect when made or deemed made, and if capable of remedy, such default continues unremedied for a period of ten (10) Banking Days when made or deemed made after receipt by the Charterers of a written notice from the Owners requesting remedial action; or

46.1.3

If the Charterers are declared bankrupt or insolvent or an order is made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the Charterers (otherwise than for the purpose of reconstruction or amalgamation pre-approved by the Owners), or a petition shall be presented (and not withdrawn or stayed within thirty (30) days), or an order shall be made or an effective resolution shall be passed for the administration or winding-up of the Charterers, or if an administrative or other receiver shall be appointed of the whole or any substantial part of the property, undertaking or assets of the Charterers or if an administrator of the Charterers shall be appointed or if anything analogous to any of the foregoing shall occur under the laws of the place of the Charterers’ incorporation, or if the Charterers default on any payment obligation exceeding USD 2,000,000 under any promissory notes, other note, bill, or check at the clearing house and such claim is not disputed in good faith before a court or in arbitration;

46.1.4

If the Charterers stops payments generally, or cease to carry on, or suspend all or a substantial part of their business (or threaten any of the foregoing), or be unable to pay their debts, or admit in writing their inability to pay their debts, as they become due or otherwise become or be adjudicated insolvent;

46.1.5	If any Charterers’ Default under Clause 28(a) occurs;

46.1.6	If any judgment or order is made the effect whereof would be to render ineffective or invalid this Charter for the reason attributable to the Charterers;

46.1.7	If there is a Change of Control; or

46.1.8	If any of the following occurs in relation to any financial indebtedness of the Charterers or the Guarantor:

(i)	any financial indebtedness of the Charterers or the Guarantor becomes due and payable prior to its stated maturity date as a consequence of any event of default; or

(ii)	a lease, hire purchase agreement or charter creating any financial indebtedness of the Charterers or Guarantor is terminated by the lessor or owner as a consequence of any termination event; or

(iii)

any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange facility, or any swap or other derivative contract or transaction relating to any financial indebtedness of the Charterers or Guarantor ceases to be available as a result of any event of default or cash cover is required in respect of such a facility as a result of any event of default; or

(iv)	any security interest securing any financial indebtedness of the Charterers or Guarantor becomes enforceable,

Provided that no Event of Default will occur under this Clause 46.1.8 if the aggregate amount of financial indebtedness of the Charterers falling within paragraphs (i) to (iv) above is less than USD 1,000,000 (or its equivalent in any other currency or currencies).

47.	OWNERS’ RIGHTS ON TERMINATION

47.1

At any time after an Event of Default shall have occurred and be continuing under this Charter, the Owners may, by five (5) Banking Days written notice to the Charterers immediately, or on such date as the Owners shall specify, terminate the Charter (unless the Event of Default has been rectified), whereupon the Vessel shall be redelivered to the Owners in accordance with Clause 29 and 49.

47.2

If pursuant to Clause 47.1 hereof the Owners give notice to terminate this Charter, the Charterers shall pay to the Owners the Termination Sum on the date of such termination (the “Termination Date”) or such later date as the Owners shall specify.

48.	ASSIGNMENT OF BAREBOAT CHARTER

48.1

The Charterers shall not be entitled to assign, novate, or transfer this Charter without the prior written consent of the Owners. The Charterers shall not permit the Vessel to be operated (not including time charter) or managed by (except for technical management) anyone other than the Charterers, or the Charterers’ affiliate company, without a prior written consent from Owners.

48.2

The Owners shall have the right to assign its right to receive Charter Hire and other moneys hereunder, to any Mortgagee as security for the Owners’ obligations to such Mortgagee, and the Owners shall also have the right to mortgage the Vessel as security for the Mortgagee. In respect of any such assignment as aforesaid, the Charterers hereby grant their consent and will at the cost of the Owners execute such documents as set out in Box 28 as may be reasonably necessary to effectuate such consent.

49.	REDELIVERY

49.1

The Survey referred to in Clause 7 shall take place at the port or place of redelivery hereunder, as approved by both the Owners and the Charterers, at or about the time of redelivery. Without prejudice to the provisions of Clause 15 and Box 16, the Vessel shall be redelivered by the Charterers:

49.1.1	with her class maintained without any conditions or recommendation;

49.1.2	free of damage affecting the Vessel’s class;

49.1.3

with all the Vessel’s classification records, trading, national and international certificates, updated as may be applicable and valid and un-extended for a minimum period of six (6) months after the time of redelivery and without conditions or recommendations (see also Clause 10 above);

49.1.4	with all the Vessel’s survey cycles up to date including any scheduled special survey;

49.1.5

having on board any and all documents which is the Owner’s property (i.e. including notes, memoranda, records, instruction book or manuals whether delivered by the Sellers under the MOA or the Vessel’s shipyard and whether in hard-copy or in electronic format), and the Vessel’s log books, and any management reports the Vessel. The Vessel’s planned maintenance history from the time Managers assumed responsibility for the Vessel is to be retained on board throughout the Charter Period, and a hard copy of the basic history will be left on board on re-delivery of the Vessel as the property of the Owners;

49.1.6	in the same structure, operational state, condition and class as delivered, with reference to Clause 33.4 of this Charter, fair wear and tear (not affecting class) excepted; and

49.1.7	ensure that the Vessel is not subject to or in violation of the requirement of the Arab Boycott League in relation to trading with Israel.

49.2

Without prejudice to the foregoing, the Charterers shall, if requested by the Owners, assign to the Owners at the redelivery all and any such rights as they may have under the Charterers’ insurances for the Vessel in respect of damage to the Vessel, whether or not then known, other than any rights to be reimbursed by insurers for costs previously incurred by the Charterers.

49.3

The Owners shall, during a period of thirty (30) days prior to the Redelivery Date, be entitled at their own risk and expense, to place two representatives on board the Vessel (which may include two sea staff and one superintendent) for familiarisation purposes, subject to signing of Charterers’ standard indemnity letter in reasonable terms.

49.4

In connection with the redelivery of the Vessel, the Vessel shall not be dry-docked unless required by class. The Owners shall have the right to appoint a Classification approved diver to undertake an underwater inspection at a convenient port with due consultation between the Owners and the Charterers, and the Charterers shall, prior to the redelivery of the Vessel, make the Vessel available for such divers’ inspection at suitable place at their cost and time. However, the costs invoiced by the underwater inspector/divers shall be borne by the Owners.

49.5

With reference to Clause 7, should the parties appoint more than one surveyor, and they disagree on the condition of the Vessel, the matter shall be referred to a class surveyor of the Vessel’s classification society, whose decision shall be final and binding on the parties hereto. The Charterers shall at their time and expense make all such repairs and do all work found to be necessary before redelivery. Notwithstanding the foregoing, the Owners shall at any time during such extended period have the right to require the Vessel to be redelivered, and any such redelivery shall be without prejudice to Owners’ right to claim damages or exercise any rights over any security as aforesaid. The Owners shall at the time of redelivery take over and pay for all bunkers and clean and unused bulk lubrication oils in the Vessel at the Charterers’ net paid prices as evidenced by vouchers. The Owners shall, without pay, take over all spare spares and equipment, provisions, paints, ropes and other consumables on board.

49.6

The Charterers shall, at the time of redelivery, issue a certificate of undertaking in form reasonably acceptable to the Owners confirming that all crew members as of the date of the redelivery have been fully paid and have no claim against the Vessel or the Charterers or any other person following their employment on board the Vessel.

49.7	All officer and crew bedding to be clean, and cabins and public rooms to be left clean and cleared at time of Redelivery.

50.	DRYDOCKING

50.1

Charterers undertake to act as prudent shipowner in regards to the Vessel’s special survey drydocking, and to conduct such drydocking to the standard of a first class international shipowner. Charterers will pay particular attention to the condition of the ballast tanks as well as to apply new anti-fouling paint to the Vessel’s hull. The anti-fouling paint must be from a first class international paint manufacturer, equivalent to the Vessel’s current anti-fouling paint, and be applied for sixty (60) months operation/lifetime according to the selected paint maker scheme. The paint maker will guarantee sixty (60) months lifetime of the anti-fouling scheme to be applied and the guarantee shall cover the Owners.

50.2	The Charterers must, prior to any drydocking, share the drydocking specification with the Owners for their comments and observations.

51.	COMMUNICATIONS

Except as otherwise provided for in this Charter, all notices or other communications under or in respect of this Charter to either party hereto shall be in writing and shall be made or given to such party at the address or facsimile number appearing below (or at such other address, telex number or facsimile number as such party may hereafter specify for such purposes to the other by notice in writing):

51.1.1	In the case of the Owners:

Lars B. Christensen, lars.b.christensen@navigarecapiytal.com

Stig Enslev, stig.enslev@navigarecapital.com

Navigare Operations Department, operations@navigarecapital.com

51.1.2	In the case of the Charterers:

Alexandros Tsirikos, atsirikos@topships.org
Vangelis Ikonomou, vi@centralmare.com
Andreas Louka, louka@loukapartners.com

A written notice includes a notice by email. A notice received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place.

All communications and documents delivered pursuant to or otherwise relating to this Charter shall either be in English or accompanied by a certified English translation.

52.	ENVIRONMENT, SOCIAL AND GOVERNANCE (ESG) COMMITMENT

52.1	The Charterers recognize the importance of good ESG behaviour and will make best endeavours to ensure that the Vessel is operated in compliance with:

(a)	UN Global Compact;

(b)	UN Guiding Principles on Business and Human rights;

(c)	ILO Declaration on Fundamental Principles and Rights at Work; and

(d)	ITF employment conditions or better.

53.	ANTI-BRIBERY

53.1

The Owners and the Charterers each undertakes and warrants to the other Party that neither it nor any member of its group of companies, nor any agent, consultant or other intermediary acting on behalf of it or its group of companies, shall, directly or indirectly, in relation to this Charter, give, promise or attempt to give, or approve or authorize the giving of, anything of value, including by transferring all or part of the remuneration payable under this Charter to:

(a)	Any employee, officer or director of or any person representing the other party or its group of companies;

(b)	Any other person, including any public official;

(c)	A political party or a labour union controlled by any government or political party, or;

(d)	A charitable or other organization, or an officer, director or employee thereof, or any person acting directly or indirectly on behalf of same.

53.2

For the purpose of (i) securing any improper advantage for it or its group of companies; (ii) inducing or influencing that public official improperly to take any action or refrain from taking any action in order for either party or its group of companies to obtain or retain business, or to secure the direction of business to either party or its group of companies, or (iii) inducing or influencing that public official to use his/her influence with any government or public international organization, or any department, agency or other instrumentality thereof, for any such purpose.

54.	INTERNATIONAL SANCTIONS

54.1

In this Charter, each Party shall comply with all foreign trade control and export control legislation, regulations and sanctions applicable to the transactions that are the subject of this Charter or any of the Parties, including without limitation those imposed by the United Nations (“UN”), the United States of America (“US”), the United Kingdom (“UK”) or the European Union (“EU”) or any of its member states (“Foreign Trade Controls”).

55.	PERFORMANCE GUARANTEE

55.1

The Guarantor, as a primary obligor and not as a surety only, hereby unconditionally and irrevocably guarantees to the Owners the due and punctual performance by the Charterers of all of its obligations under this Charter.

55.2	The Guarantor undertakes that no substantial change is made to the general nature of the business of the Guarantor from that carried on at the date of this Charter.

55.3

The Guarantor undertakes to maintain its status as an SEC reporting entity and have its shares traded on NASDAQ or over the counter for a period of two years. If the Guarantor is delisted from NASDAQ, they will continue to provide the Owners with the written information as required under Clause 44.1.1 in a form similar to that of a NASDAQ listed entity.

56.	MISCELLANEOUS

56.1

If at any time any provision of this Charter becomes invalid, illegal or unenforceable in any respect, that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions of this Charter shall not be affected or impaired in any way.

56.2

No failure or delay by the Owners or the Charterers in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein are cumulative and not exclusive of any rights or remedies which the Owners or the Charterers would otherwise have.

56.3

The rights conferred on the Owners or the Charterers by this Charter shall be continuing, notwithstanding any intermediate repayment or settlement of account or any other matter or thing, and shall be without prejudice and in addition to any security now or in the future held by the Owners or the Charterers for or in respect of amounts due under this Charter and shall not merge with or prejudice or be prejudiced by any such security or any other contractual or legal rights of Owners or the Charterers nor be affected by any irregularity, defect or informality or by any release, exchange or variation of any such security.

56.4

Save as otherwise provided in this Charter, The Owners’ or the Charterers’ rights under this Charter shall not be affected by any change in the constitution of the Owners or the Charterers or by the liquidation, bankruptcy or insolvency of the Owners or the Charterers.

56.5

All the covenants and agreements of each party in this Charter shall bind them and their successors and permitted assignees and shall inure to the benefit of the other party and its successors, transferees and assignees.

56.6	No variation or amendment of this Charter shall be valid unless in writing and signed on behalf of the Charterers and the Owners.

56.7	The terms of this Charter shall be for the benefit of the parties hereto, including indemnitees referred to in Clause 39 and enforceable by both the parties hereto and by the said other indemnities.

56.8

This Charter (Barecon 2001 and these Additional Clauses) and the Sellers’ Credit Agreement constitute an entire agreement of this bareboat charter and shall prevail over any previous communications, memorandum, term sheet and other documents signed or exchanged between the parties hereto before signing of this Charter.

For and on behalf of the Owners MIF II no. 7 K/S		For and on behalf of the Charterers South California Inc.
/s/ Lars B. Christensen		/s/ Andreas M. Louka

Name:	Lars B. Christensen	Name:	Andreas M. Louka
Title:	Attorney-in-fact	Title:	Attorney-in-fact

For and on behalf of the Guarantor Top Ships Inc.
/s/ Evangelos Pistiolis

Name:	Evangelos Pistiolis
Title:	CEO